From:	John Hinton
To:	John Ferris
Date:	9/29/2004 5:58:23 PM
Subject:	Resignation

Dear John,

In accordance with this morning’s conversation, I will resign as Chairman of the Board of SEMCO Energy, Inc. and as a board member as soon as the board identifies the individual it wishes to serve as Chairman. I committed to remain in the position until the company completed the divestiture of the construction business and had attracted and retained a talented management team. As both objectives have now been completed, I will resign upon notification from you of the aforementioned replacement.

It has been a privilege to serve this fine company and to work with board members who so purposefully serve the shareholder’s interests.

Best regards,

John Hinton